Exhibit 5.1

August 4, 2011

Metropolitan Health Networks, Inc.
777 Yamato Road, Suite 510
Boca Raton, FL 33431

Re:          Registration Statement on Form S-8
Metropolitan Health Networks, Inc.

Ladies and Gentlemen:

Metropolitan Health Networks, Inc., a Florida corporation (the “Company”), has filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”). The Registration Statement relates to the registration of an aggregate of 3,000,000 shares (the “Shares”) of the Company’s common stock, par value $0.001 per share (the “Common Stock”), authorized for issuance pursuant to the Company’s Omnibus Equity Compensation Plan, as amended (the “Plan”), described therein.  We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement.

This opinion letter is being furnished in accordance with the requirements of Item 8 of Form S-8 and Item 601(b)(5)(i) of Regulation S-K.

In rendering this opinion, we have reviewed, examined, considered and relied upon the following documents (collectively, the “Documents”):

(i) the Company’s Articles of Incorporation, as currently in effect;

(ii) the Company’s Amended and Restated Bylaws, as currently in effect;

(iii) certain resolutions of the board of directors and shareholders of the Company;

(iv) the Registration Statement and exhibits thereto;

(v) the Plan; and

(vi) such other documents and matters of law as we have considered necessary or appropriate for the expression of the opinions contained herein.

In rendering the opinions set forth below, we have assumed without investigation the genuineness of all signatures and the authenticity of all Documents submitted to us as originals, the conformity to authentic original documents of all Documents submitted to us as copies, and the veracity of the Documents. As to questions of fact material to the opinions hereinafter expressed, we have relied upon the representations and warranties of the Company made in the Documents and upon statements of officers of the Company.

Based upon the foregoing examination and review, and subject to the qualifications set forth below, we are of the opinion that when the Registration Statement becomes effective under the Act and the Shares are issued in accordance with the terms and conditions of the Plan, the Shares of Common Stock will be validly issued, fully paid and non-assessable securities of the Company.

We do not express any opinion herein concerning any law other than the federal securities laws of the United States and the laws of the State of Florida.  Our opinion is rendered only with respect to laws, and the rules, regulations and orders thereunder, which are currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and in any related prospectus contained therein as the attorneys who passed upon the legality of the Shares of Common Stock.  In giving this consent, we do not thereby admit that we are included within the category of persons whose consent is required by Section 7 of the Act and the rules and regulations promulgated thereunder.

Very truly yours,

/s/ GREENBERG TRAURIG, P.A.

GREENBERG TRAURIG, P.A.